Exhibit 99.1

FOR IMMEDIATE RELEASE

PAULA FINANCIAL RECEIVES NOTICE OF NASDAQ DELISTING

PASADENA, California, August 29, 2006 — PAULA Financial (NasdaqCM: PFCO) today announced that on August 23, 2006, the Company received a Nasdaq Staff Determination indicating that the Company is not in compliance with the filing requirements set forth in Nasdaq Marketplace Rule 4310(c)(14) as a result of the failure to timely file a reviewed Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006.  The Company’s independent accountants continue to work with the Audit Committee, independent counsel and management to complete the Company’s report on Form 10-QSB in order to cure the Company’s filing delinquency.  As a result of the Company’s failure to file a reviewed Quarterly Report on a timely basis, the Company’s shares are subject to delisting from the Nasdaq Capital Market.  At this time, the Company intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination and continue the Company’s listing.  There can be no assurances that the hearing panel will grant the Company’s request for continued listing.  Pending a decision by the hearing panel, the Company’s common stock will continue to be listed on the Nasdaq Capital Market.

PAULA Financial, through its Pan American Underwriters agency subsidiary, is a specialty distributor of commercial and personal insurance products serving the risk management needs of agribusiness employers in the West since 1946.

In connection with, and because it desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions readers to recognize the existence of certain forward-looking statements in this press release and in any other statement made by, or on behalf of, the Company, whether or not in future filings with the Securities and Exchange Commission.  Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments.  Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” or “judgment.” Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the Company’s control and many of which, with respect to future business decisions, are subject to change.  Examples of such uncertainties and contingencies include, among other important factors, those relating to the Company’s continued listing and its intent to request a hearing on the matter, those affecting the insurance industry in general, such as the economic and interest rate environment, legislative and regulatory developments and market pricing and competitive trends, and those relating specifically to the Company and its businesses, such as the level of its insurance premiums and fee income, continued successful expense control, acquisitions of companies or blocks of business and future compliance with Nasdaq listing requirements.  These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. The Company disclaims any obligation to update forward-looking information.

Contact: Debbie Maddocks
Vice President – Finance
PAULA Financial
87 East Green Street, Suite 206
Pasadena, CA 91105
(626) 844-7500